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                                                                    EXHIBIT 12.2


COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
Mellon Bank Corporation (and its subsidiaries)
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                                                         Three months ended               Six months ended
                                                               June 30,                       June 30,
(dollar amounts in thousands)                              1996         1995             1996           1995
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
Income before income taxes                             $280,918     $271,053      $   562,911     $  542,951
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases, and
 amortization of debt issuance costs                    100,074      112,650          203,370        214,640
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   Total earnings (as defined), excluding
     interest on deposits                               380,992      383,703          766,281        757,591
Interest on deposits                                    216,442      219,405          433,922        424,636
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   Total earnings (as defined)                         $597,434     $603,108       $1,200,203     $1,182,227
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Preferred stock dividend requirements (a)              $ 15,471     $ 15,470       $   30,943     $   31,190
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                           3.81         3.41             3.77           3.53
  Including interest on deposits                           1.89         1.82             1.88           1.85
Ratio of earnings (as defined) to combined
 fixed charges and preferred stock dividends:
  Excluding interest on deposits                           3.30         2.99             3.27           3.08
  Including interest on deposits                           1.80         1.74             1.80           1.76
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(a)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.